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                                                                     Exhibit 8.1

                                                       HARRIS BEACH LLP
                                                       Attorneys at Law

                                                       The Granite Building
                                                       130 East Main Street
                                                       Rochester, New York 14604
                                                       (716) 232-4440


September 24, 2001




Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623


Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (File No. 333-69056) (the "Registration Statement"), filed on September 6, 2001 by Harris Interactive Inc., a Delaware corporation ("Harris Interactive"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the merger (the "Merger") of Total Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Harris Interactive ("Merger Sub"), with and into Total Research Corporation, a Delaware corporation ("Total"), pursuant to the Agreement and Plan of Merger, dated as of August 5, 2001, by and among Harris Interactive, Merger Sub and Total (the "Merger Agreement").

         We have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement and such other documents as we have deemed necessary or appropriate for the opinions hereinafter expressed. In addition, we have relied upon the representations of Harris Interactive and Total, as set forth in their representation letters dated September 24, 2001, as being true and correct as of the date hereof and through the Effective Date of the Merger. Where such statements and representations were made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed the Merger will be consummated in accordance with the Merger Agreement, the Registration Statement (including the Proxy Statement/Prospectus included therein), as filed with the Securities and Exchange Commission.

         Based on the foregoing, we are of the opinion that, under current law for federal tax purposes, the Merger will qualify as a "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Harris Interactive, Merger Sub and Total will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code. We have also participated in the preparation of the discussion set forth in the section entitled "The Merger - Material U.S. Federal Income Tax Consequences" in the Registration Statement. In our opinion, provided that the Merger is undertaken pursuant to the terms of the Merger Agreement, such discussion, insofar as it describes the United States federal income tax consequences of the Merger, is accurate in all material respects.

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Harris Interactive
September 24, 2001
Page 2


         Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Merger, or of any transactions related thereto.

       We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us.


                                                  HARRIS BEACH LLP



                                                  /s/ Harris Beach LLP
                                                  -----------------------------